EXHIBIT 99.1

Global Blood Therapeutics Announces Enrollment of First Patient  in Phase 3 HOPE Study in Sickle Cell Disease

SOUTH SAN FRANCISCO, Calif., Jan. 18, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced enrollment of the first patient in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a pivotal Phase 3 clinical trial of GBT440 in people with sickle cell disease (SCD). The HOPE Study will be conducted at leading SCD sites globally and is expected to enroll up to 400 adults and adolescents with SCD who have had at least one episode of vaso-occlusive crisis (VOC) in the previous year.

"Enrolling the first patient in our pivotal Phase 3 HOPE Study is an important milestone for GBT as we continue to work to bring GBT440 to the SCD community,” said Ted W. Love, M.D., president and chief executive officer of GBT. “The innovative HOPE Study trial design has strong grounding in the mechanism of action of GBT440 and is designed to assess the efficacy of GBT440 in producing meaningful clinical improvements in anemia and daily symptoms. GBT440 has the potential to fundamentally modify the course of this devastating disease by inhibiting sickle hemoglobin polymerization, the fundamental cause of SCD pathophysiology.”

HOPE Study Design
The randomized, double-blind, placebo-controlled, multi-national trial will enroll patients age 12 and older with SCD who have had at least one episode of VOC in the previous year. The study will be conducted in two parts: Part A will compare GBT440 administered at doses of 900 or 1,500 mg per day vs. placebo in up to 150 patients treated for at least 12 weeks, and Part B will include 250 patients randomized to placebo or a dose of GBT440 selected from Part A. The main objectives of Part A are to select the optimal dose, define the final secondary endpoints for Part B, and qualify the patient-reported outcome (PRO) instrument. The primary efficacy endpoint of the HOPE Study is the proportion of patients who achieve a greater than 1 g/dL increase in hemoglobin at 24 weeks of treatment compared with baseline. Key secondary efficacy endpoints include the effect of GBT440 on SCD symptom exacerbation (as measured by the HOPE PRO instrument), overall SCD symptoms, traditionally defined VOCs, hospitalizations and red blood cell transfusions.

About GBT440 in Sickle Cell Disease
GBT440 is being developed as an oral, once-daily therapy for patients with SCD. GBT440 works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes GBT440 blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that GBT440 may dramatically modify the course of SCD.

In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted GBT440 both fast track and orphan drug designations and the European Commission (EC) has designated GBT440 as an orphan medicinal product, in each case for the treatment of patients with SCD. In addition to the Phase 3 HOPE Study and the ongoing Phase 1/2 GBT440-001 trial, GBT440 is being evaluated in an open-label, single and multiple dose study in adolescents (age 12 to 17) with SCD, to assess the safety, tolerability, pharmacokinetics and exploratory treatment effect of GBT440.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, leading to formation of abnormal hemoglobin known as sickle hemoglobin, or HbS. In its deoxygenated state, HbS has a propensity to polymerize, or bind together, forming long, rigid rods within a red blood cell (RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in two ongoing Phase 2a studies in patients with idiopathic pulmonary fibrosis. To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of GBT440, our ability to implement our clinical development plans for GBT440, the timing of, and our ability to generate data from our ongoing clinical trials of GBT440 for sickle cell disease, including our ability to enroll patients in, conduct and complete our HOPE Study, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, and that drug-related adverse events may be observed in later stages of clinical development, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
BrewLife
415-946-1087
media@globalbloodtx.com